Exhibit 10.7

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) dated for reference May 22, 2018 is made effective June 1, 2018 (the “Effective Date”), by and between Daniele Piomelli, an individual acting as an independent contractor (the “Consultant”), and Exxel Pharma Inc, a corporation existing under the laws of British Columbia (the “Company”).

1.	Background.

The Company desires to retain the services of the Consultant and the Consultant has agreed to serve as a consultant to the Company to provide general advice to the Company’s board of directors and senior management on current standards and trends in the Consultant’s area of expertise, and to act in the capacity of Chief Scientific Officer (CSO).

2.	Description of Services.

The Company hereby retains the Consultant to provide advice and consulting services to the Company’s board of directors and senior management, utilizing the Consultant’s expertise, and to assist the Company in the capacity of Chief Scientific Officer (the “Services”).

The Consultant hereby agrees to provide the Services. The Consultant shall spend such time on the Services as the Company may reasonably request, and shall use his best efforts to perform the Services in a manner that is satisfactory to the Company.

3.	Term and Expiration.

Subject to the terms hereof, this Agreement shall become effective as of the Effective Date and shall continue until otherwise terminated in accordance with the terms of this Agreement. Such termination shall not affect the Consultant’s continuing obligations to the Company under Sections 7, 8 or 9 hereof.

Interpretation.

For the purposes of this Section 3, the following terms shall have the meanings ascribed to each:

“Termination Date” means the date of termination of this Agreement and is the earliest of:

(a)	the effective date of any resignation by the Consultant as an officer of the Company; or

(b)	the effective date of any termination of this Agreement, whether with or without Just Cause.

“Just Cause” includes, but is not limited to:

(a)	any act, omission, or behaviour that constitutes just cause for dismissal at common law;

(b)	the Consultant’s failure to properly discharge his lawful duties;

(c)	any failure by the Consultant to perform the material duties of his position in a competent manner, where the Consultant fails to remedy such failure to the satisfaction of the Company within a reasonable period of time after receiving notice of such failure;

(d)	any failure by the Consultant to obey a lawful and reasonable order, or to carry out lawful and reasonable instructions issued to him by or on behalf of the Company, where the Consultant fails to remedy such failure to the satisfaction of the Company within a reasonable period of time after receiving notice of such failure;

(e)	the Consultant’s conviction for any crime respecting the property of the Company or the Consultant’s personal honesty;

(f)	any material breach by the Consultant of his obligations under any policies or procedures adopted by the Company from time to time in accordance with the Company’s normal practice;

(g)	any breach by the Consultant of the fiduciary duties normally owed by an executive to a Company including the duty to avoid conflicts of interest, and to act honestly and in good faith with a view to the best interests of the Company; or

(h)	any other material breach or non-observance of this Agreement by the Consultant.

Termination for Just Cause.

(a)	The Company may terminate this Agreement for Just Cause by giving the Consultant written notice of termination.

(b)	In the event this Agreement is terminated by the Company for Just Cause, the Consultant shall not be entitled to any payments or benefits hereunder, other than amounts due and owing up to the Termination Date.

Termination other than for Just Cause.

(a)	The Company may terminate this Agreement at any time for reasons other than Just Cause.

(b)	If the Company terminates this Agreement other than for Just Cause, the Company shall provide the Consultant with working notice, payment in lieu of working notice or a combination of the two equal to three (3) months of the fee prescribed by Section 5 of this Agreement plus one (1) additional month for each complete year of service by the Consultant.

Resignation of Positions.

The Consultant agrees that after termination of this Agreement for any reason he shall tender his resignation from any position he may hold as an officer, director or agent of the Company or as an officer, director or agent of any of its affiliated or associated companies if so requested by the board of directors of the Company.

4.	Independent Contractor.

The Consultant’s relationship with the Company shall be that of an independent contractor and not that of an employee. Accordingly, the Consultant will not be eligible for any employee benefits, other than as specifically provided for herein, nor will the Company make deductions from payments, if any, made to the Consultant for taxes, all of which will be the Consultant’s responsibility. The Consultant agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities.

5.	Compensation.

In consideration for providing the Services, the Company shall pay to the Consultant a monthly cash fee of US$2,000, with the first such payment due and owing upon the Effective Date (for the remaining portion of the month), and each subsequent payment due and owing on the first business day of each successive month during the term of this Agreement.

6.	Expenses.

The Company shall reimburse the Consultant for all authorized out-of-pocket expenses incurred by the Consultant in the course of carrying out its duties and responsibilities under this Agreement (the “Business Expenses”). The Consultant shall provide the Company with an itemized monthly report, together with original receipts, showing all Business Expenses incurred in the past month plus such other expense information as the Company may reasonably require from time to time.

7.	Confidentiality Agreement.

“Confidential Information” means trade secrets and other information relating to the business not generally known to the public, that is owned by the Company, or by any company affiliated, associated or related to the Company, or by any of its service providers, customers or other business partners. Confidential Information includes, without limitations, all financial information, legal, corporate, marketing, research, technical, personnel and supplier information and any other information, in whatever form or media, specifically identified as confidential by the Company, or the nature of which is such that it would generally be considered confidential in the industry in which the Company operates, or which the Company is obligated to treat as confidential or proprietary.

(a)	The Consultant acknowledges that the Company will disclose to the Consultant or allow the Consultant access to Confidential Information. The Consultant further acknowledges that this information is of significant value to the Company.

(b)	The Consultant agrees that nothing in this Agreement, or otherwise, shall allow the Consultant to acquire any right, title or interest in or to the Confidential Information.

(c)	During the term of this Agreement and thereafter, the Consultant shall maintain in strict confidence all Confidential Information disclosed to him, or to which he obtains access, as a result of this Agreement, or otherwise. The Consultant shall take all necessary precautions against unauthorized disclosure of the Confidential Information during the term of this Agreement and thereafter. Without limitation, the Consultant shall not, directly or indirectly, disclose, allow access to, transmit or transfer Confidential Information to a third party without the Company’s consent, or use or reproduce such Confidential Information, in any manner, except as reasonably required to fulfil the purposes of this Agreement. The Consultant shall ensure that every copy he makes of any Confidential Information is clearly marked, or otherwise identified, as confidential and proprietary to the Company, and is stored in a secure location while in the Consultant’s possession, control, charge or custody. Notwithstanding the foregoing of this Section, to the extent the Consultant can establish he is required by law to disclose Confidential Information, he shall be permitted to do so, provided that notice of this requirement to disclose is first delivered to the Company, so that it may contest this potential disclosure.

(d)	The non-disclosure obligations under this Agreement shall not apply to Confidential Information which the Consultant can establish:

(i)	is, or becomes, readily available to the public other than through a breach of this Agreement;

(ii)	is disclosed lawfully and not in breach of any contractual or other legal obligation to him by a third party; or

(iii)	was independently developed by the Consultant without the use of the Confidential Information.

(e)	The Consultant also agrees that the unauthorized disclosure of any Confidential Information during his tenure with the Company could constitute just cause for termination of his Services.

8.	Conflict of Interest

The Consultant will immediately advise the Company if he becomes involved in any capacity, including, as an officer, director, employee, or consultant, with any person, business, or business opportunity that is, or could reasonably be expected in the future to be, in conflict or competition with the business or business prospects of the Company. In the event of any such conflict, the Consultant will govern himself with the standard of care imposed by applicable corporate laws in respect of fiduciaries of both organizations.

9.	Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the Province of British Columbia, and the federal laws of Canada applicable therein.

10.	No Conflict.

The Consultant represents that the Consultant’s retention as an advisor by the Company does not and will not breach any other agreement to keep in confidence any proprietary information acquired by the Consultant in confidence prior to the Consultant’s retention as an advisor by such other agreement, either written or oral. The Consultant understands that as part of the consideration for the offer to retain the Consultant as an advisor, and of the Consultant’s retention as an advisor by the Company, that the Consultant has not brought and will not bring with the Consultant to the Company or use in the performance of the Consultant’s responsibilities at the Company any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public. The Consultant also understands that, in the Consultant’s retention as an advisor with the Company, the Consultant is not to breach any obligation of confidentiality that the Consultant has to others, and the Consultant agrees that the Consultant shall fulfill all such obligations during the Consultant’s retention as an advisor with the Company.

11.	Mediation and Arbitration.

Any dispute arising under this Agreement shall be resolved through a mediation – arbitration approach. The parties agree to select a mutually agreeable, neutral third party to help them mediate any dispute that arises under the terms of this Agreement. Costs and fees associated with the mediation shall be shared equally by the parties. If the mediation is unsuccessful, the parties agree that the dispute shall be decided by a single arbitrator by binding arbitration. The decision of the arbitrator shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party. The prevailing party in the arbitration proceedings shall be awarded reasonable attorney fees, expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with the proceedings, unless the arbitrator shall for good cause determine otherwise.

12.	Advice of Counsel.

By executing this Agreement the Consultant confirms that he has had the opportunity to seek the advice of independent legal counsel, or has waived his right thereto, and has read and understood all of the terms and provisions of this agreement.

13.	Miscellaneous

This Agreement shall be binding upon and shall inure to the benefit of the Company’s successors, transferees and assigns. Any amendment to this Agreement must be in writing executed by the Consultant and the Company. The Company and the Consultant acknowledge that any amendment of this Agreement (including, without limitation, any extension of this Agreement or any change from the terms of Section 5 in the consideration to be provided to the Consultant with respect to services to be provided hereunder) or any departure from the terms or conditions hereof with respect to the Consultant’s consulting services for the Company, is subject to the Company’s and the Consultant’s prior written approval. This Agreement supersedes any prior consulting or other similar agreements between the Consultant and the Company with respect to the subject matter hereof. All notices hereunder shall be deemed to have been given, if made in writing, when mailed, postage prepaid, to the parties at the addresses set forth above, or to such other addresses as a party shall specify to the other. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

14.	Severability.

If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be severed and the remaining provisions of this Agreement shall continue in full force and effect.

15.	Counterparts.

This Agreement may be executed and delivered in one or more counterparts, and each counterpart when so executed and delivered will be deemed an original, and all such counterparts will together constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as the day and year first written above.

Exxel Pharma, Inc		Consultant

Per:
	Authorized Signatory	Daniele Piomelli